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                                   Exhibit 21

Subsidiaries of the Registrant
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         Name                                    State of Incorporation
         ----                                    ----------------------
The Bryn Mawr Trust Company                          Pennsylvania
Bryn Mawr Financial Services, Inc.                   Pennsylvania
Bryn Mawr Advisors, Inc.                             Pennsylvania
Insurance Counsellors of Bryn Mawr, Inc.             Pennsylvania
 Bryn Mawr Brokerage Co., Inc.                        Pennsylvania
Joseph W. Roskos Co., Inc.                           Pennsylvania
Bryn Mawr Asset Management, Inc.                     Pennsylvania
BMT Settlement Services, Inc.                        Pennsylvania
Bryn Mawr Finance, Inc.                              Delaware